Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151169

SUPPLEMENT NO. 1

DATED JULY 11, 2008

TO THE PROSPECTUS DATED JUNE 30, 2008

OF

HATTERAS FINANCIAL CORP.

15,103,937 Shares of Common Stock

In this prospectus supplement, references to “we,” “our,” and “us” refer to Hatteras Financial Corp.

This prospectus supplement updates the prospectus dated June 30, 2008 relating to the offer for sale of up to an aggregate of 15,103,937 shares of common stock by the selling stockholders identified in the prospectus, and any of their pledges, donees, transferees or other successors-in-interest.

We are providing this prospectus supplement to update the table under the caption “Selling Stockholders” in the prospectus dated June 30, 2008. The following updated information is based upon information provided to us by the selling stockholders and is accurate to our knowledge as of the date of this prospectus supplement.

This prospectus supplement is not complete without the prospectus dated June 30, 2008 and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is July 11, 2008.

SELLING STOCKHOLDERS

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
Alt, Charles A.	100	100	—	—%
Alt, Mary Sue	100	100	—	—
American Beverage Association (20)	7,400	7,400	—	—
Anderson, Scott R.	100	100	—	—
Atlas Master Fund, Ltd. (3)	243,900	125,000	118,900	*
Bay Pond Investors (Bermuda) L.P. (4)	472,300	381,900	90,400	*
Bay Pond Partners, L.P. (4)	1,355,300	1,129,600	225,700	*
Beebe, Joseph P.	100	100	—	—
Berry, Joseph S.	1,500	1,500	—	—
BIL Group Limited (37)	875	875	—	—
Bjorkedal, Nikolai	14,166	14,166	—	—
Boathouse Row I, L.P. (5)	184,803	167,846	16,957	*
Boathouse Row Offshore, Ltd. (5)	310,223	296,985	13,238	*
Boathouse Row Offshore Regatta, Ltd. (5)	244,289	155,169	89,120	*
Boos, Fred J. & Joan M.	100	100	—	—
Boos, Frederick J. II IRA (6)	10,000	10,000	—	—
Boston Partners All Cap Value Fund (37)	3,890	3,890	—	—
Britton, Linwood P. III	100	100	—	—
Britton, Mildred O.	100	100	—	—
Brunswick Corporation Benefits Finance Committee (37)	23,810	23,810	—	—
Carlisle, James F. Jr.	100	100	—	—
Carlson, Troy N.	100	100	—	—
Castine Partners, LP (31)	134,764	109,200	25,564	*
Castine Partners II, LP (31)	261,456	220,675	40,781	*
Castine Offshore Fund, Ltd. (31)	90,906	81,125	9,781	*
Clough Global Allocation Fund (34)	102,600	50,300	52,300	*
Clough Global Equity Fund (34)	173,900	86,400	87,500	*
Clough Global Opportunities Fund (34)	470,200	233,300	236,900	*
Commonwealth Bank & Trust Company as custodian for Citizens Security Life Insurance Company (7)	12,500	12,500	—	—
Connor, Michael C. IRA	2,500	2,500	—	—
Corrigan, Gerald F. & Jessica A.	4,166	4,166	—	—
Cottage Health System Cash Balance Retirement Plan (37)	1,950	1,950	—	—
Crawley, James H.	250	250	—	—
Crossfield, Andrew	100	100	—	—
Cullen, Andrew J.	250	250	—	—
Dalena, John D. & Ann T.	12,500	12,500	—	—
Dalena, John J.	100	100	—	—
Daniel, William D.	125	125	—	—
Deerhill Pond Investment Partners LP (8)	20,048	20,048	—	—
Delta Institutional, LP (9)	504,000	332,700	171,300	*
Delta Offshore Master, Ltd. (9)	867,621	588,700	278,921	1.0
Delta Onshore, LP (9)	47,300	30,800	16,500	*
Delta Pleiades, LP (9)	47,800	47,800	—	—
DeRiso, William J.	4,500	4,500	—	—

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
DiLascia, Daryle	100	100	—	—
Drawbridge Global Macro Master Fund Ltd (10)	1,125,000	1,125,000	—	—
Duffy, John G.	250	250	—	—
Emerson Electric Co. (37)	30,175	30,175	—	—
Estaphan, Brian & Laura	1,500	1,500	—	—
Evans, Jeffrey D.	100	100	—	—
Finance Committee of the Board of Directors of the Producer-Writers Guild of America Pension Plan (37)	16,365	16,365	—	—
First Financial Fund, Inc. (4)	371,650	371,650	—	—
First Place Financial Corp.	91,666	91,666	—	—
First Trust/Gallatin Specialty Finance and Financial Opportunities Fund (40)	100,000	100,000	—	—
Fox, Daniel	250	250	—	—
France Merrick Foundation (20)	20,500	20,500	—	—
Frank B. Foster III, Revocable Living Trust (20)	1,200	1,200	—	—
FrontPoint Financial Horizons Fund, L.P. (38)	333,333	333,333	—	—
Gallo, Matteo	5,000	5,000	—	—
George, Bose T.	2,500	2,500	—	—
GF Investments, Inc. (37)	2,185	2,185	—	—
Gibbs, William H. Jr. IRA (11)	10,000	10,000	—	—
GMI Investment Trust (37)	40,435	40,435	—	—
Greater Rochester Health Foundation (37)	3,775	3,775	—	—
Grubelich, Eric	3,083	3,083	—	—
Grubelich, Eric IRA	1,500	1,500	—	—
Grubelich, M. Gregory & Josephine C. (33)	500	500	—	—
Hagerstown Motor Carriers & Teamsters Pension Plan (37)	2,790	2,790	—	—
Henningson, William A.	250	250	—	—
Henry Ford Health Care Corporation Master Retirement Trust (37)	4,155	4,155	—	—
Henry Ford Health System (37)	5,195	5,195	—	—
Hough, Ann F.	100	100	—	—
Hough, Benjamin M. IRA (12)	12,500	12,500	—	—
Hough, C. Royce	100	100	—	—
Hough, Harriet H.	100	100	—	—
Hough, Michael R. IRA (13)	12,500	12,500	—	—
Howe General Investments LTD. (37)	1,170	1,170	—	—
Hutchinson, Robert Paul	100	100	—	—
Institutional Benchmark Series (Master Feeder) Ltd. (14)	11,300	11,300	—	—
Iron Workers District Council of New England Pension Fund (37)	7,365	7,365	—	—
Jachym, Peter C.	100	100	—	—
Jaffe, Scott	250	250	—	—
Jain, Siddharth & Pinkey (15)	1,350	1,350	—	—
James T. Healey Jr. 2006 Grantor Retained Annuity Trust (17)	20,000	20,000	—	—
JAM Partners, LP (16)	700,250	547,750	152,500	*
JAM Special Opportunities Fund, LP (16)	227,250	227,250	—	—

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
Kavli Foundation (37)	1,955	1,955	—	—
Kamphaus, Mark	175	175	—	—
KBW Financial Services Master Fund, Ltd. (18)	58,100	58,000	100	*
Keane, Robert A.	100	100	—	—
Keefe, Bruyette & Woods, Inc. (19)	255,220	255,220	—	—
Legg Mason Special Investment Trust (20)	2,570,100	2,570,100	—	—
Loyola University of Chicago (37)	12,875	12,875	—	—
Loyola University Retirement Allowance Committee (37)	8,190	8,190	—	—
Lyxor/Zweig-DiMenna International Fund, Ltd. (14)	55,400	55,400	—	—
Marby, James C. IV	100	100	—	—
Marshall Wace Americas TOPS Trust (21)	415,428	415,428	—	—
Mason Tenders District Council Pension Fund (37)	2,555	2,555	—	—
Materazzi, Stephan Jr.	100	100	—	—
Mattaliano, Paul	7,500	7,500	—	—
Metal Trades Branch Local 638 Pension Fund (37)	14,455	14,455	—	—
McCaffery, Paul	3,250	3,250	—	—
McCaffery, Paul IRA	1,500	1,500	—	—
McGrath, Sheila K.	100	100	—	—
Menacher, Thomas F.	3,125	3,125	—	—
Michaud, Thomas B.	7,500	7,500	—	—
Mink, Treadway & Elisa	10,000	10,000	—	—
Minnesota Mining & Manufacturing Company (37)	88,730	88,730	—	—
Mulrooney, Michael M.	200	200	—	—
Mutual Financial Services Fund (22)	365,000	240,000	125,000	*
Mylod, Brian C.	150	150	—	—
Natt, David	500	500	—	—
NEBO Investment Fund LP (36)	42,000	42,000	—	—
Norwood Retirement Board (20)	13,300	13,300	—	—
Nucera, Bryce	387	387	—	—
Orr, Laney G. III	100	100	—	—
Orr, Merritt F.	100	100	—	—
Orszulak, Chris	2,250	2,250	—	—
Planer, Robert G. Jr. & Paula A.	5,000	5,000	—	—
Pollock, Stephen	100	100	—	—
Quintessence Fund LP (35)	42,540	42,540	—	—
QVT Fund LP (35)	374,126	374,126	—	—
Ragan, John & Kathleen (23)	1,000	1,000	—	—
Robeco US Premium Equities Fund (USD) (37)	95,205	95,205	—	—
RREEF Securities (39)	395,000	395,000	—	—
Ruddy, James J.	500	500	—	—
S.A.C. Global Investments, LP (32)	166,666	166,666	—	—
Samlyn Onshore Fund, LP (24)	229,603	179,583	50,020	*
Samlyn Offshore, Ltd. (24)	311,563	237,083	74,480	*
Santa Barbara Cottage Hospital Foundation (37)	8,085	8,085	—	—
Saunders, Benjamin H.	100	100	—	—
Scuderi, Anthony C.	100	100	—	—
Senchak, Andrew M.	100	100	—	—
Sheppard, Robert	100	100	—	—
Sherman, Clayton	100	100	—	—

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
Sisters of St. Joseph of Carondelet, St. Paul Province (37)	6,855	6,855	—	—
Smith, Alexander B.	100	100	—	—
Smith, Amy U.	100	100	—	—
Snyder, Robert J.	250	250	—	—
Spector, Parri Ian	100	100	—	—
Spinner, Kevin	100	100	—	—
Sprotte, Robert D.	100	100	—	—
Stafford, Nicholas T.	1,000	1,000	—	—
Steamfitters’ Industry Pension Fund (37)	4,965	4,965	—	—
Steamfitters’ Industry Security Benefit Fund (37)	4,085	4,085	—	—
Steele, Kenneth A. IRA (26)	5,000	5,000	—	—
Steele, Sandra S.	125	125	—	—
Steele, William P. Jr.	125	125	—	—
Stevens, James F.	458	458	—	—
Stichting Bedrljfspensioenfonds voor Bakkersbedrijf (37)	18,125	18,125	—	—
Stichting Pensioenonds Cindu International (37)	3,980	3,980	—	—
Stillinger, Judith K.	3,125	3,125	—	—
St. Joseph’s Healthcare Hamilton, a Division of St. Joseph’s Health System (37)	1,215	1,215	—	—
Studwell, Scott W.	100	100	—	—
Swett, Stephen C.	1,000	1,000	—	—
The Richmond Fund, LP (37) .	8,950	8,950	—	—
Town of Darien Pension Board (37).	4,855	4,855	—	—
Town of Darien Pension Board (37).	3,900	3,900	—	—
T. Rowe Price Small-Cap Value Fund, Inc. (27)	1,085,000	1,000,000	85,000	*
Trustees of the Savannah International Longshoremen’s Association Employers Pension Trust (37)	11,460	11,460	—	—
UBS O’Connor LLC F/B/O O’Connor Global Multi-Strategy Alpha Master Limited (28)	366,667	366,667	—	—
UBS O’Connor LLC F/B/O O’Connor Pipes Corporate Strategies Master Limited (28)	91,666	91,666	—	—
University of Southern California (37) .	27,290	27,290	—	—
Verizon Investment Management Corp. (37)	157,115	157,115	—	—
Verizon Investment Management Corp. (37) .	27,940	27,940	—	—
Wenzel, William	250	250	—	—
Western Investment LLC (29)	115,000	59,000	56,000	*
Wilson, Fletcher P.	100	100	—	—
Wilson, Mark J.	100	100	—	—
Wilson, Peter G.	4,666	4,666	—	—
Wirth, Peter J.	100	100	—	—
Wise, John G.	4,166	4,166	—	—
Wolf Creek Investors (Bermuda) L.P. (4)	175,900	107,400	68,500	*
Wolf Creek Partners, L.P. (4)	175,200	109,700	65,500	*
Wolfe, Deron	2,583	2,583	—	—
Zweig-DiMenna Partners L.P. (30)	191,500	191,500	—	—
Zweig-DiMenna 130/30 Fund, Ltd. (30)	5,300	5,300	—	—
Zweig-DiMenna International, Ltd. (30)	337,200	337,200	—	—
Zweig-DiMenna Market Neutral, L.P. (30)	18,700	18,700	—	—

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
Zweig-DiMenna Investors, L.P. (30)	5,600	5,600	—	—
Subtotal	17,243,233	15,092,271	2,150,962	8.0%
Other Selling Stockholders (41)	11,666	11,666	—	—
Total	17,254,899	15,103,937	2,150,962	8.0%

*	Less than 1%.
(1)

Assumes that each named selling stockholder sells all of the shares of our common stock it holds that are covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which it provided information to us regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of our common stock that will be held by any selling stockholder upon completion of this offering.

(2)	Calculated using 26,776,037 shares of common stock outstanding as of June 20, 2008.
(3)	The selling stockholder has indicated that Dmitry Balyasny has voting and investment power over the shares that this selling stockholder beneficially owns.
(4)

Wellington Management Company, LLP (“Wellington”) is an investment advisor registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by this selling stockholder.

(5)	Philadelphia Financial Management of San Francisco, LLC acts as advisor to the selling stockholder.
(6)	Mr. Boos is our Vice President and Co-Chief Investment Officer.
(7)	The selling stockholder has indicated that Darrell Wells has voting and investment power over the shares that this selling stockholder beneficially owns.
(8)	The selling stockholder has indicated that Michael O’Brien has voting and investment power over the shares that this selling stockholder beneficially owns.
(9)

Trafelet Capital Management, LP is the investment manager for this selling stockholder. Trafelet & Co., LLC is the general partner of Trafelet Capital Management, LP. The selling stockholder has indicated that Remy Trafelet, the managing member of the general partner, may be deemed to be the beneficial owner of the shares held by this selling stockholder.

(10)

Drawbridge Global Macro Master Fund Ltd (the “Master Fund”) is owned by Drawbridge Global Macro Intermediate Fund L.P. (“Global Macro Intermediate”), Drawbridge Global Alpha Intermediate Fund L.P. (“Global Alpha Intermediate”) and Drawbridge Global Macro Fund LP (“Global Macro LP”). Drawbridge Global Macro GP LLC (“Global Macro GP”) is the general partner of Global Macro LP. Drawbridge Global Macro Fund Ltd (“Global Macro Ltd”) is the sole limited partner of Global Macro Intermediate. Drawbridge Global Alpha Fund V Ltd (“Global Alpha Ltd”) is the sole limited partner of Global Alpha Intermediate. DBGM Associates LLC is the general partner of Global Macro Intermediate and Global Alpha Intermediate.

Principal Holdings I LP is the sole managing member of DBGM Associates LLC. FIG Asset Co. LLC is the general partner of Principal Holdings I LP. Drawbridge Global Macro Advisors LLC (“Global Macro Advisors”) is the investment advisor of each of Global Macro Intermediate, Global Alpha Intermediate, Global Macro LP, Global Macro Ltd, the Master Fund and certain of their affiliates.

FIG LLC is the sole managing member of Global Macro Advisors. Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC. Fortress Operating Entity II LP (“FOE II”) is the sole managing member of Global Macro GP. FIG Corp. is the general partner of FOE I and FOE II. FIG Corp. and FIG Assets Co. LLC are wholly owned by Fortress Investment Group LLC (“Fortress”).

Each of the foregoing entities may be deemed to beneficially own the shares reported by the Master Fund; however, each such entity disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein and the inclusion of the shares in this filing shall not be deemed to be an admission of beneficial ownership for the purposes of Section 16 or otherwise.

(11)	Mr. Gibbs is our Vice President and Co-Chief Investment Officer.
(12)	Mr. Hough is our President, Chief Operating Officer and Director.
(13)	Mr. Hough is our Chairman and Chief Executive Officer.

(14)	The selling stockholder has indicated that Kevin Cannon and Joseph DiMenna have voting and investment power over the shares that this selling stockholder beneficially owns.
(15)	The selling stockholder has indicated that Siddharth Jain has voting and investment power over the shares that this selling stockholder beneficially owns.
(16)

The selling stockholder has indicated that Sy Jacobs, the general partner of JAM Partners, LP and the managing partner of JAM Special Opportunities Fund, LP, has voting and investment power over the shares that this selling stockholder beneficially owns.

(17)	The selling stockholder has indicated that James T. Healey Jr. has voting and investment power over the shares that this selling stockholder beneficially owns.
(18)

This selling stockholder is an affiliate of Keefe, Bruyette & Woods, Inc., who was the initial purchaser and placement agent for our November 2007 and February 2008 private offerings. In addition, Keefe, Bruyette & Woods, Inc. served as co-managing underwriter of our initial public offering. The selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. This selling stockholder indicated that John Winsatt, the portfolio manager and officer of KBW Asset Management, Inc., has voting and investment power over the shares that this selling stockholder beneficially owns.

(19)

This selling stockholder was the initial purchaser and placement agent for our November 2007 and February 2008 private offerings. In addition, this selling stockholder served as co-managing underwriter of our initial public offering. The selling stockholder is a broker-dealer. To our knowledge, the shares of our common stock shown above as being offered by such selling stockholder were not obtained as compensation for services. Accordingly, such selling stockholder will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(20)

The selling stockholder has indicated that Legg Mason Capital Management, Inc. is the investment advisor of this selling stockholder and consequently has voting and investment power over the shares that this selling stockholder beneficially owns.

(21)	The selling stockholder has indicated that Jason Herman, the portfolio manager, has voting and investment power over the shares that this selling stockholder beneficially owns.
(22)

The selling stockholder has indicated that Franklin Mutual Advisers, LLC (“FMA”) is an investment adviser registered under the Investment Advisers Act of 1940 and has sole voting and investment power over the shares that this selling stockholder beneficially owns. The portfolio manager, Charles M. Lahr, is primarily responsible for overseeing the investment portfolio of this selling stockholder.

(23)	The selling stockholder has indicated that John Ragan has voting and investment power over the shares that this selling stockholder beneficially owns.
(24)	The selling stockholder has indicated that Robert Pohly, the portfolio manager, has voting and investment power over the shares that this selling stockholder beneficially owns.
(25)	The selling stockholder has indicated that Clayton Sherman has voting and investment power over the shares that this selling stockholder beneficially owns.
(26)	Mr. Steele is our Chief Financial Officer, Treasurer and Secretary.
(27)

This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholder has indicated that T. Rowe Price Associates, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.

(28)

The selling stockholder has indicated that UBS O’Connor LLC has voting and investment power over the shares that this selling stockholder beneficially owns. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the NYSE.

(29)

This selling stockholder indicated that Arthur D. Lipson, the managing member of Western Investment LLC, has voting and investment power over the shares that this selling stockholder beneficially owns.

(30)	The selling stockholder has indicated that Kevin Cannon and Joseph DiMenna have voting and investment power over the shares that this selling stockholder beneficially owns.
(31)	The selling stockholder has indicated that Paul D. Magidson has voting and investment power over the shares that this selling stockholder beneficially owns.
(32)

The selling stockholder has indicated that, pursuant to an investment management agreement, Walter Capital Management LLP has voting and investment power over the shares that this selling stockholder beneficially owns.

(33)	The selling stockholder has indicated that Eric Grubelich shares voting and investment power over the shares that this selling stockholder beneficially owns.
(34)	The selling stockholder has indicated that Clough Capital Partners, LP, investment adviser, has voting and investment power over the shares that this selling shareholder beneficially owns.
(35)

The selling stockholder has indicated that QVT Financial LP, the investment manager for the selling stockholder, shares voting and investment power over the shares that this selling stockholder beneficially owns. The managing members of QVT Financial GP LLC, the general partner of QVT Financial LP, are Daniel Gold, Lars Bader, Arthur Chu, Tracy Fu and Nicholas Brumm.

(36)	The selling stockholder has indicated that Neil Feinberg, the general partner, has voting and investment power over the shares that this selling stockholder beneficially owns.
(37)

Robeco Investment Management, Inc. acts as investment adviser for this selling stockholder. The selling stockholder has indicated that Duilio Ramallo has investment power over the shares that this selling stockholder beneficially owns. The investment adviser is affiliated with a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares.

(38)

This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholder has indicated that FrontPoint Financial Horizons Fund GP, LLC, the general partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(39)

This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholder has indicated that RREEF Americas LLC has voting and investment power over the shares that this selling stockholder beneficially owns.

(40)

This selling stockholder is an affiliate of a broker-dealer. The selling stockholder represented that it purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the selling stockholder did not have any agreement or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholder has indicated that Gallatin Asset Management, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.

(41)

We have not identified the selling stockholders of these shares at this time. All of the shares held by these selling stockholders were issued in our November 2007 and February 2008 private offerings. We intend to file an amendment to this prospectus to identify these selling stockholders prior to the sale of their shares.